Exhibit 99.1

FOR IMMEDIATE RELEASE

DPL PROMOTES GARY STEPHENSON TO SENIOR VICE PRESIDENT,

POWER PRODUCTION

— Announces Additional Management Changes —

DAYTON, Ohio, July 10, 2007 — DPL Inc. (NYSE: DPL) today announced the promotion of Mr. Gary Stephenson to Senior Vice President, Power Production.

In this role, Mr. Stephenson will be responsible for the operation and management of DPL’s 3,750 megawatts of electric generation.  In addition, Mr. Stephenson will maintain responsibility for DPL’s Commercial Operations, which encompasses fuel procurement, wholesale sales, and unregulated retail sales and will continue to report to Mr. Paul Barbas, DPL President and Chief Executive Officer.

Prior to joining DPL in 2004 as Vice President of Commercial Operations, Mr. Stephenson served as Vice President for InterGen, a global power generation firm.  Stephenson was also Vice President at PG&E National Energy Group and was employed by General Electric Company and Northeast Utilities in a variety of management and engineering positions.

Mr. Stephenson holds a Master of Business Administration from the Tuck School of Business at Dartmouth College.  He received a Bachelor of Science in electrical engineering from Lafayette College and a Master of Science in electrical engineering from Polytechnic University.

Mr. Stephenson replaces Ms. Pat Swanke who will be retiring effective July 31st after 17 years of outstanding service to DPL and its customers in both Power Production and Distribution Operations.  Ms. Swanke will be pursuing service and volunteer opportunities with the Benedictine Sisters of Covington, KY.

Teresa Marrinan, formerly Managing Director of Portfolio Management, has been promoted to Vice President of Commercial Operations, assuming Mr. Stephenson’s former role.  Ms. Marrinan is responsible for overall commodities management including power, gas, coal, oil, and emission allowances.

Ms. Marrinan has more than 20 years of experience in the industry, having joined DPL in 1984.   She has worked in various capacities in Rates, Marketing, and Wholesale Operations.  She has a Bachelor of Science in business administration from the University of Dayton and a Master of Business Administration from Xavier University.

To further strengthen its management team, DPL also announced several additional changes in Power Production:

•                  Mr. Dennis Lantzy will join DPL as Vice President, Power Production Engineering and Construction.  Mr. Lantzy has more than 25 years of experience in power generation.  Most recently he was a consultant with The Babcock and Wilcox Company.  Prior to that, he held a number of generation-related positions with American Electric Power, including Vice President of Generation.

•                  Mr. Kevin Crawford, formerly Director of Power Production, has been promoted to Vice President of Power Production and will continue to be responsible for leading DPL’s flue gas desulfurization construction projects.  Mr. Crawford has been with DPL for 20 years.  His experience includes managing the 600-megawatt Killen Station as well as various Power Production and Distribution Operations positions.

Ms. Marrinan, Mr. Lantzy, and Mr. Crawford will report to Gary Stephenson.

“We have put together a first-rate team to manage our generation portfolio, both operationally and strategically,” said Mr. Barbas.  “The team represents a broad base of internal knowledge, technical expertise and industry experience.

“At the same time, we wish Pat Swanke the very best,” continued Barbas.  “On behalf of our employees and the Board, I would like to express our sincere gratitude for the outstanding years of service and leadership that Pat provided to this company and our customers.”

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 950 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental and other laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including the PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, delays and supplier availability; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

MEDIA CONTACT: 937-224-5940

ANALYST CONTACT:

Joseph R. Boni III, Treasurer

937-259-7230

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